EXHIBIT 5.1

August 15, 1996


Woodward Governor Company
5001 North Second Street
Rockford, Illinois 61125-7001

Re:  Woodward Governor Company
     Form S-8 Registration Statement
     (1934 Act File No. 0-8408)

Gentlemen:

We have acted as counsel for Woodward Governor Company (the "Company") in connection with the registration statement on Form S-8 (the "Registration Statement") of the Company which is being filed with the Securities and Exchange Commission on August 19, 1996 covering up to 200,000 shares of the Company's Common Stock, $.0625 par value (the "Common Stock"), issuable to eligible participants in the Company's 1996 Long-Term Incentive Compensation Plan (the "Plan").

As such counsel, we have examined the Certificate of Incorporation and Bylaws of the Company, the Plan, the Registration Statement and such other corporate documents and records and have made such other inquiries as we have deemed necessary or advisable in order to enable us to render the opinions hereinafter set forth.

The Plan provides that shares of Common Stock issuable to participants in the Plan may be authorized but unissued shares of Common Stock or issued shares of Common Stock held in the Treasury.

Based on the foregoing, we are of the opinion that:

1. When authorized but unissued shares of Common Stock issuable to participants in the Plan have been issued, sold and delivered pursuant to and as provided by the Plan, such shares of Common Stock will be legally issued, fully paid and nonassessable.

2. The shares of Common Stock issued as of the date hereof which will be deliverable to participants in the Plan have been duly authorized and are legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/Chapman and Cutler

TTOMeara